Exhibit 10.9

TECHNEST HOLDINGS, INC.
AGREEMENT

This Agreement ("Agreement") is entered into as of December 31, 2007, by and between Technest Holdings, Inc., a Delaware corporation with its principal offices located at 10411 Motor City Drive, Suite 650, Bethesda, Maryland 20817 (the "Company"), and Gino M. Pereira, an individual residing in Oxford, Connecticut  (the "Executive").

WHEREAS, in consideration of the services rendered and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company, the Company is willing to provide, subject to the terms of this Agreement, certain payments to the Executive upon the Sale (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.  Payment under Employment Agreement.

(a)  Initial Payment.  For these purposes, the “Trigger Date” shall be the closing date of the sale of all the outstanding capital stock of the Company’s wholly owned subsidiary E-OIR Technologies, Inc. (the “Sale”)  pursuant to that certain Stock Purchase Agreement dated as of September 10, 2007 by and among EOIR Holdings LLC, E-OIR Technologies, Inc. and the Company (the “Stock Purchase Agreement”).  Subject to the Executive’s continuing compliance following the Trigger Date, with the provisions of Section 5 (Confidential Information), Section 7 (Intellectual Property Rights) and Section 9 (Non-Competition) of the Employment Agreement dated as of March 13, 2006 between the Executive and the Company (the “Employment Agreement”), the Company will make an initial payment to the Executive in a total gross amount of $350,000, which amount is the equivalent of the Executive’s annual base salary for one year (the “Annual Base Salary”).  Such payment will be made in a lump sum and shall be payable no later than ten (10) business days after the Trigger Date.

(b)  Contingent Payment. In the event that the Company is paid the Contingent Purchase Price (as such term is defined in the Stock Purchase Agreement), then the Executive shall be entitled to receive a contingent payment in a total gross amount that is the equivalent of the gross amount of the Executive’s Annual Base Salary for the remainder of the Executive’s term of employment as specified in the Employment Agreement, which assuming a Trigger Date of December 31, 2007 would total $785,833.  Such payment will be made in a lump sum contemporaneously with the Company’s receipt of the Contingent Purchase Price.  If the Contingent Purchase Price is not paid, then the Executive shall not receive any payment pursuant to this Section 1(b).

(c)  Withholdings.  The Company may deduct from any and all payments described in this Section 1, such legally required withholdings, payments and/or deductions as may be required.

 (e) Termination of Employment Agreement. Other than as provided herein, the Employment Agreement shall terminate as of the Trigger Date.

2.  Indemnification.

2.1  In the event that the Executive is made, or threatened to be made, a party to any action or proceeding, whether civil or criminal, by reason of the fact that the Executive was a director, officer, employee, or member of a committee of the Board or served any other corporation, partnership, joint venture, trust, the Executive benefit plan or other enterprise in any capacity at the request of the Company, or resulting from any of the Executive’s actions in any of the foregoing roles (a “Proceeding”) the Executive shall be indemnified by the Company and the Company shall advance the Executive’s related expenses to the fullest extent permitted by law (including without limitation, damages, costs and reasonable attorney fees), as may otherwise be provided in the Company’s Articles of Incorporation and Bylaws as incurred and will start prior to any judicial proceeding. The Company further covenants not to amend or repeal any provisions of the Articles of Incorporation or Bylaws of the Company in any manner which would adversely affect the indemnification or exculpatory provisions contained therein as they pertain to acts. The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each indemnified party and the Executive’s heirs and representatives. If the Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to such person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume all of the obligations set forth in this Section 2.1.

2.2  If any Proceeding shall be brought or asserted against the Executive, the Executive shall promptly notify the Company in writing, and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Executive and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of the Executive to give such notice shall not relieve the Company of its obligations or liabilities pursuant to this Section 2, except (and only) to the extent that such failure shall have prejudiced the Company.

The Executive shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Executive unless: (1) the Company has agreed in writing to pay such fees and expenses; or (2) the Company shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to the Executive in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both the Executive and the Company, and the Executive shall have been advised by counsel that a material conflict of interest is likely to exist if the same counsel were to represent the Executive and the Company (in which case, if the Executive notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense thereof and the reasonable expense of such counsel for the Executive shall be at the expense of the Company).  The Company shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld.  The Company shall not, without the prior written consent of the Executive, effect any settlement of any pending Proceeding in respect of which any Executive is a party, unless such settlement includes an unconditional release of the Executive from all liability on claims that are the subject matter of such Proceeding.

Subject to the terms of this Section 2, all fees and expenses of the Executive (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Executive, as incurred, within thirty days of written notice thereof to the Company (regardless of whether it is ultimately determined that an Executive is not entitled to indemnification hereunder; provided, that the Company may require the Executive to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that the Executive is not entitled to indemnification hereunder).

3.  Miscellaneous.

(a)  Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered personally or sent by facsimile transmission (with confirmation) or, if sent by regular mail, three days after the date of deposit in the United States mails to the addresses set forth above or to such other address as either party may from time to time provide to the other by notice as provided in this section.

(b)  Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Company and the Executive, and supersedes all prior negotiations, agreements, arrangements, and understandings, both written or oral, between the Company and the Executive with respect to the subject matter of this Agreement.

(c)  Waiver or Amendment.  The waiver by either party of a breach or violation of any term or provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach or violation of any provision of this Agreement or of any other right or remedy.  No provision in this Agreement may be amended unless such amendment is set forth in a writing that specifically refers to this Agreement and is signed by the Executive and the Company.

(d)  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its conflict of laws rules.

(e)  Assignment.  This Agreement shall inure to the benefit of, and shall be binding upon, each of the Company and the Executive and their respective heirs, personal representatives, legal representatives, successors and assigns.

(f)  Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof.  If any part of this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid part had not been inserted.

(g)  Section Headings.  The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect any way the meaning, construction or interpretation of any or all of the provisions of this Agreement.

(h)  Counterparts.  This Agreement may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to be one and the same instrument.

(i)  Authority to Execute.  The undersigned officer represents and warrants that he or she has full power and authority to enter into this Agreement on behalf of the Company, and that the execution, delivery and performance of this Agreement have been authorized by the Board of Directors of the Company.  Upon the Executive's acceptance of this Agreement by signing and returning it to the Company, this Agreement will become binding upon the Executive and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

EXECUTIVE	TECHNEST HOLDINGS, INC.

/s/ Gino M. Pereira Gino M. Pereira	By: Joseph P. Mackin Joseph P. Mackin Chief Executive Officer